UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MULTIBAND CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Not Applicable
	(2)	Aggregate number of securities to which transaction applies: Not Applicable
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        Not Applicable

	(4)	Proposed maximum aggregate value of transaction: Not Applicable
	(5)	Total fee paid: Not Applicable
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: Not Applicable
	(2)	Form, Schedule or Registration Statement No.: Not Applicable
	(3)	Filing Party: Not Applicable
	(4)	Date Filed: Not Applicable

MULTIBAND CORPORATION
AND SUBSIDIARIES

9449 Science Center Drive
New Hope, Minnesota 55428

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

To be held June 20, 2006

The Annual Meeting of the Shareholders of Multiband Corporation and Subsidiaries (“Multiband” or “the Company”) will be held at the Radisson Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on June 20, 2006, at 3:00 p.m. Minneapolis time, for the following purposes, as more fully described in the accompanying Proxy Statement.

1.	To elect six Directors for a term of one year.

2.	To ratify the election of Virchow, Krause & Company, LLP as independent auditors of the Company for fiscal year 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only Shareholders of record at the close of business April 24, 2006 will be entitled to receive notice of and vote at the meeting. The Company’s Board of Directors recommends a vote in favor of all the proposals.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Returning your proxy will help the Company ensure a quorum and avoid the additional expense of duplicate proxy solicitations. Any shareholder attending the meeting may vote in person even if he or she has returned the proxy.

By Order of the Board of Directors Steven Bell Secretary

MULTIBAND CORPORATION
9449 Science Center Drive
New Hope, Minnesota 55428

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
June 20, 2006
SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

The mailing address of the principal corporate office of the Company is 9449 Science Center Drive, New Hope, MN 55428. This Proxy Statement and the form of proxy, which is enclosed, are being mailed to the Company’s shareholders commencing on or about June 2, 2006.

Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of the Company. All shares of common stock represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction of the proxies. If no direction is indicated, the shares will be voted in accordance with the direction of the proxies. If any others matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgement.

When stock is in the name of more than one person, each such person must sign the proxy. If the shareholder is a corporation, an executive or other authorized officer must sign the proxy in the name of such corporation. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer’s full title should be given and, if not previously furnished, a certificate or other evidence of appointment must be furnished.

A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted. A shareholder who wishes to revoke a proxy can do so by executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting, or by appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates.

In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred by them in connection therewith. All expenses incurred in connection with this solicitation will be borne by the Company.

The Company is including with this Proxy Statement its Annual Report to shareholders for the year ended December 31, 2005, which includes a copy of the Company’s Form 10-K registration as amended, as filed with the Securities and Exchange Commission. Shareholders may receive, without charge, additional copies of the Form 10-K, as amended, by writing to Multiband Corporation at its principal corporate office.

The presence at the Annual Meeting in person or by proxy of the holders of 34% of the outstanding shares of the Company’s common stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a “non-vote” proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will therefore have the same effect as a vote against the proposal.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only shareholders of record at the close of business on April 24, 2006 (the “Record Date”) will be entitled to vote at this meeting. On the Record Date, there were 32,335,004 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the Record Date. The affirmative vote of holders of a majority of shares of common stock outstanding on the Record Date is required for approval of the proposals to be voted upon at the Annual Meeting.

The following table sets forth certain information as of April 24, 2006 with respect to each person known by the Company to be the beneficial owner of more than 5 percent of its common stock, each Director of the Company, and all officers and Directors of the Company as a group. Except as indicated, each of the persons listed in the following table has sole voting and investment power with respect to the shares set forth opposite his name.

Name and Address of Beneficial Owners	Number of Shares[1] Beneficially Owned	Percent of Common Shares Outstanding
Steven Bell 9449 Science Center Drive New Hope, MN 55428	822,396[2]	2.5%
Frank Bennett 301 Carlson Parkway - Suite 120 Minnetonka, Minnesota 55305	257,500[3]	*
Jonathan Dodge 715 Florida Avenue South - Suite 402 Golden Valley, MN 55426	130,500[4]	*
David Ekman 200 44th Street SW Fargo, ND 58103	1,751,583[5]	5.4%
Eugene Harris 7773 Forsyth Blvd Clayton, MO 63105	147,700[6]	*
James L. Mandel 9449 Science Center Drive New Hope, MN 55428	914,133[7]	2.8%
Donald Miller 1924 Cocoplum Way Naples, FL 34105	1,617,604[8]	4.9%
All Directors and executive officers as a group (seven persons)	5,641,416	16.4%

*Less than one percent
1 Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted. Based on an average of 32,335,004 shares outstanding at April 24,2006. Shares of common stock not outstanding but deemed beneficially owned by virtue of the individual’s right to acquire them as of April 24, 2006 or within 60 days of such date are treated as outstanding when determining the number of shares beneficially owned by each person and the group and the percent of the class owned by each individual and the group. Unless otherwise indicated, each person named or included in the group has sole vesting and investment power with respect to the shares of common stock set forth opposite his or her name. Unless otherwise indicated, the information in the table does not include any stock options and/or warrants outstanding that cannot be exercised within 60 days of April 24, 2005.
2 Includes vested options to acquire 268,833 shares of common stock. Mr. Bell's Beneficial Ownership does include 31,250 shares of common stock owned by his spouse as to which Mr. Bell disclaims his beneficial ownership.
3 Includes vested options to purchase 130,000 shares of common stock.
4 Includes vested options to acquire 105,000 shares of common stock.
5Includes vested options to purchase 150,500 shares of common stock.
6 Includes vested options to purchase 100,000 shares of common stock. Mr. Harris's beneficial ownership does include 19,000 shares owned by his spouse as to which Mr. Harris disclaims his beneficial ownership.
7 Includes warrants and vested options to purchase 752,800 shares of common stock.
8 Includes warrants and vested options to purchase 619,500 shares of common stock.

The Nominating Committee has nominated six persons for election at the 2006 Annual Meeting as Directors for a one-year term expiring at the 2007 Annual Meeting. The Directors will hold office for the term for which elected and will serve until their successors have been duly elected and qualified.

It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees in the table below, except for those proxies that withhold such authority. In the event that any of the nominees of the Company is unable or declines to serve as a Director at the time of the Annual Meeting, the proxy will be voted for the election of such other individual as the Nominating Committee shall designate in the place of such nominee. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Information About Nominees

The following information has been furnished to the Company by the respective nominees for Director.

Name	Age	Position	Director Since
Steven Bell	47	President & Chief Financial Officer, Multiband Corporation	1994
Frank Bennett	49	President, Artesian Capital	2002
Jonathan Dodge	55	Partner, Dodge & Fox C.P.A. Firm	1997
Eugene Harris	41	Director, Flagstone Securities.	2004
James L. Mandel	49	Chief Executive Officer, Multiband Corporation	1998
Donald Miller	66	Chairman, Multiband Corporation	2001

Steven Bell was general counsel and Vice President of the Company from June 1985 through October 1994, at which time he became Chief Financial Officer. He was also named President in July 1997. He is a graduate of the William Mitchell College of Law.

Frank Bennett has been a Director of Multiband Corporation since 2002 and is currently a member of the Audit Committee and he chairs the company’s Compensation Committee. Mr. Bennett is President of Artesian Management, Inc., a private equity investment firm based in Minneapolis. Prior to founding Artesian Capital in 1989, he was a Vice President of Mayfield Corporation, and a Vice President of Corporate Finance of Piper Jaffray & Hopwood and a Vice President of Piper Jaffray Ventures, Inc. Mr. Bennett is currently a director and an Audit Committee member of Fairfax Financial Holdings Limited, Odyssey Re Holdings Corp., and Northbridge Financial Corporation. Mr. Bennett is a director and Chair of the Audit Committee of Kona Grill, Inc. and he is a Chairman of the Board and Chair of the Audit Committee of Crum & Forster Holdings, Inc.

Jonathan Dodge has been the Senior Partner of the C.P.A. firm of Dodge & Fox since its inception in March 1997. Prior to that, he was a partner in the CPA firm of Misukanis and Dodge from 1992 to March 1997. Mr. Dodge is a member of both the AICPA and the Minnesota Society of CPA’s. Mr. Dodge is a member of the audit committee.

Eugene Harris is a Senior Managing Director of Flagstone Securities, a St. Louis based merchant bank. Mr. Harris, joined Flagstone in 2004 after 10 years as the majority shareholder of Eidelman, Finger, Harris & Co., a registered investment advisor. Prior to joining Eidelman, Finger, Harris & Co., Mr. Harris held positions in general management and new business development for the Monsanto Company from 1990 to 1994. He also was an Associate Consultant with Bain and Co. from 1986 to 1988. Mr. Harris received a B.S. in Industrial Engineering from Stanford University in 1986 and an M.S. in Management from the Sloan School of Management at the Massachusetts Institute of Technology in 1990. He is a Charted Financial Analyst and a member of the Financial Analysts Federation. Mr. Harris was appointed to the Company’s Board of Directors in April 2004.

James Mandel has been the Chief Executive Officer and a Director of the Company since October 1, 1998. From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas. Mr. Mandel also managed the systems development of Grand Casino Mille Lacs, in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota and six other casinos nationwide. He also serves as Chairman of the Board of CorVu Corporation and is a trustee of the Boys and Girls Club of Minneapolis.

Donald Miller worked for Schwan’s enterprises between 1962 and 2001, primarily as Chief Financial Officer. He is currently employed by Schwan’s as Special Assistant to the CEO. He was appointed to the Company’s Board of Directors in September 2001 and was elected Chairman of the Board in April 2002. Mr. Miller also serves as the Chairman of the Company’s Audit Committee.

The Company knows of no arrangements or understandings between a Director or nominee and any other person pursuant to which any person has been selected as a Director or nominee. There is no family relationship between any of the nominees, Directors or executive officers of the company.

Board of Directors and its Committees

The Board has determined that a majority of its members are “independent” as defined by the listing standards of the NASDAQ Stock Market. The independent Directors are Messrs. Frank Bennett, Jonathan Dodge, Eugene Harris and Donald Miller.

The Board of Directors met four times in 2005. As permitted by Minnesota Law, the Board of Directors also acted from time to time during 2005 by unanimous written consent in lieu of conducting formal meetings. Last year, there were four such actions and accompanying Board Resolutions passed. The Board has designated an audit committee consisting of Jonathan Dodge, Donald Miller and Frank Bennett. The Board also designated a compensation committee consisting of Frank Bennett, Eugene Harris, and Donald Miller..

Shareholder communication with the Board

Our Board welcomes your questions and comments. If you would like to communicate directly to our Board, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, then you may contact our website via www.multibandusa.com, section Investor Relations.  All communications will be forwarded to our audit committee.

Directors’ attendance at Annual Meetings can provide shareholders with an opportunity to communicate with Directors about issues affecting the Company. The Company does not have a policy regarding director attendance, but all Directors are encouraged to attend the Annual Meeting of Shareholders. Six of our directors attended our Annual Meeting in 2005.

Audit Committee

Our audit committee:

•	recommends to our Board of Directors the independent auditors to conduct the annual audit of our books and records;
•	reviews the proposed scope and results of the audit;
•	approves the audit fees to be paid;
•	reviews accounting and financial controls with the independent registered public accountants and our financial and accounting staff; and
•	reviews and approves transactions between us and our Directors, officers and affiliates.

Our audit committee has a formal charter.

Our audit committee met four times during 2005. The Audit Committee is comprised entirely of individuals who meet the independence and financial literacy requirements of NASDAQ listing standards. Our Board has determined that all three members, Jonathan Dodge, Donald Miller, and Frank Bennett qualify as an "audit committee financial expert" independent from management as defined by Item 401(h)(2) of Regulation S-K under the Securities Act of 1933, as amended. The Company acknowledges that the designation of the members of the Audit Committee as financial experts does not impose on them any duties, obligations or liability that are greater than the duties, obligations and liability imposed on them as a member of the audit committee and the Board of Directors in the absence of such designation.

Report of the Audit Committee

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the year ended December 31, 2005, the Committee met four times, and Donald Miller, as the Audit Committee chair and representative of the Audit Committee, discussed the interim financial information contained in quarterly earnings announcement with the Company’s Chief Financial Officer and the Company’s independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may affect their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, both with and without management present, discussed and reviewed the results of the independent auditors’ examination of the Company’s consolidated financial statements. The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2005 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the Company’s independent auditors have the responsibility for the examination of those statements.

Based on the review referred to above and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board of Directors concurred in such recommendation.

Compensation Committee

Our compensation committee

•	reviews and recommends the compensation arrangements for management, including the compensation for our chief executive officer; and
•	establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals.

Our compensation committee met four times during 2005. The compensation committee is comprised entirely of Directors who meet the independence requirements of the NASDAQ listing standards. The compensation committee is comprised of Frank Bennett, Eugene Harris, and Donald Miller.

Nominating Committee

The Nominating Committee was formed by our Board in April 2004 and consists of Frank Bennett and Eugene Harris. The Nominating Committee's duties include adopting criteria for recommending candidates for election or re-election to our Board and its committees, considering issues and making recommendations considering the size and composition of our Board. The Nominating Committee will also consider nominees for Director suggested by shareholders in written submissions to the Company's Secretary.

The Nominating Committee met in April 2006 to decide upon the nominees for Director at the Annual Meeting.

Director Nomination Procedures

DIRECTOR MANAGER QUALIFICATIONS. The Company's Nominating Committee has established policies for the desired attributes of our Board as a whole. The Board will seek to ensure that a majority of its members are independent as defined in the NASDAQ listing standards. Each member of our Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. In addition, Directors must be committed to devoting the time and effort necessary to be responsible and productive members of our Board. Our Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

IDENTIFYING AND EVALUATING NOMINEES. The Nominating Committee regularly assesses the appropriate number of Directors comprising our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. The Nominating Committee may consider those factors it deems appropriate in evaluating Director candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of our Board, certain factors may be weighed more or less heavily by the Nominating Committee. In considering candidates for our Board, the Nominating Committee evaluates the entirety of each candidate's credentials and, other than the eligibility requirements established by the Nominating Committee, does not have any specific minimum qualifications that must be met by a nominee. The Nominating Committee considers candidates for the Board from any reasonable source, including current Board members, shareholders, professional search firms or other persons. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

CHARTER OF THE NOMINATING COMMITTEE. A copy of the charter of the Nominating Committee is available on our website at www.multibandusa.com.

Code of Ethics for Senior Financial Management

Our Code of Ethics for Senior Financial Management applies to all of our executive officers, including our president and our chief financial officer, and meets the requirements of the Securities and Exchange Commission. We have posted our Code of Ethics for Senior Financial Management on our website at www.multibandusa.com. We intend to disclose any amendments to and any waivers from a provision of our Code of Ethics for Senior Financial Management on our website within four business days following the amendment or waiver.

Executive Compensation

The following table sets forth certain information relating to the remuneration paid by the Company to its executive officers whose aggregate cash and cash-equivalent remuneration approximated or exceeded $100,000 during the Company’s last three fiscal years ended December 31, 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long Term Compensation
Name And Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)
							Awards		Payouts

James L. Mandel Chief Executive Officer	2005 2004 2003	$ $ $	247,601 201,731 250,727	$ $ $	50,000 125,000 125,000	-0- -0- -0-	-0- -0- -0-	600,000 100,000 300,000	-0- -0- -0-	-0- -0- -0-

Steven Bell Chief Financial Officer	2005 2004 2003	$ $ $	190,506 125,521 120,484		$19,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	400,000 75,000 50,000	-0- -0- -0-	-0- -0- -0-

Dave Ekman Chief Information Officer	2005 2004 2003	$ $ $	123,453 120,380 111,154		-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	200,000 -0- -0-	-0- -0- -0-	-0- -0- -0-

Kent Whitney Chief Operations Officer	2005 2004 2003		$97,256 -0- -0-		-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

Directors Fees

There were no cash fees paid to Directors in 2005. Outside Directors will receive a cash fee of $10,000 annually in 2006. Outside Directors receive a stock option of 30,000 shares at market price upon joining the Company’s Board. Additional awards or options to Directors are determined by the Board's Compensation Committee.

Performance Graph

The following performance graph compares cumulative total shareholder returns on the Company’s common stock over the last five fiscal years, ended December 31, 2005, with The NASDAQ Stock Market (U.S. Companies) Index and other leading industry indices, assuming initial investment of $100 at the beginning of the period and the reinvestment of all dividends.

COMPARISON OF FIVE YEAR - CUMULATIVE TOTAL RETURNS
PERFORMANCE GRAPH FOR
MULTIBAND CORPORATION
PREPARED BY THE RESEARCH DATAGROUP, INC.

MULTIBAND CORPORATION
	12/01	12/02	12/03	12/04	12/05
MULTIBAND CORPORATION	38.22	20.00	27.33	35.78	26.67
NASDAQ STOCK MARKET (U.S.)	79.53	56.34	83.81	91.33	93.30
RUSSELL 2000	102.49	81.49	120.00	142.00	148.46
NASDAQ TELECOMMUNICATIONS	69.55	38.69	60.04	64.27	57.76
S & P COMMUNICATION SERVICES	87.75	57.82	61.92	74.21	70.03

Stock Option Grants During 2005

The following table provides information regarding stock options granted during fiscal 2005 to the named executive officers in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
James L. Mandel	600,000	39.6	$1.47	1/06/2015	$554,685	$1,405,681
Steven M. Bell	400,000	26.4	$1.47	1/06/2015	$369,790	$937,121
Dave Ekman	200,000	13.2	$1.35	4/27/2015	$169,802	$430,310
Kent Whitney	1,500	Less than 1%	$1.53	1/3/2015	$1,443	$3,658

(1)
The “potential realizable value” shown represents the potential gains based on annual compound stock price appreciation of 5% and 10% from the date of grant through the full option terms, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders, continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company’s estimate of future stock price growth.

Each option represents the right to purchase one share of common stock. The options shown in this table are all non-qualified stock options. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation, a transfer of all shares of stock of the Company, a sale of substantially all the assets, or a dissolution or liquidation, of the Company.

Aggregated Option Exercises in 2005 and Year End Option Values

The following table provides information as to options exercised by the named executive officers in the Summary Compensation Table during fiscal 2005 and the number and value of options at December 31, 2005.

Name	Shares Acquired On Exercise	Value (1) Realized	Exercisable/Unexercisable		Exercisable/Unexercisable
			Number of Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005
James L. Mandel	-0-	-0-	550,500	600,000	$90,000	$0
Steven M. Bell	-0-	-0-	135,500	400,000	$0	$0
David Ekman	-0-	-0-	150,500	200,000	$0	$0
Kent Whitney	-0-	-0-	-0-	1,500	$0	$0

(1)
Value is calculated on the basis of the difference between the option exercise price and $1.20, the fair market value of the Company’s common stock at December 31, 2005 as quoted on the NASDAQ, multiplied by the number of shares underlying the option.

Other Compensation and Long-Term Incentive Plans

The Company has no long-term incentive plans and issued no long-term incentive awards during 2005.

The Company has an employment agreement with Mr. Steven Bell, President, for the term beginning January 2005 and expiring September 2008. Mr. Bell’s compensation is not directly tied to the Company’s performance. The agreement states that annual base salary for Mr. Bell will be $195,000 per year. Other key provisions of the contract include an agreement by Mr. Bell to keep confidential information secret both during and after employment by the Company and covenants not to compete with the Company for one year from the date of termination of employment. The contract also provides Mr. Bell with 400,000 stock options at $1.47, vested over a three year period.

The Company maintains key man life insurance policies on the lives of James Mandel and Steven Bell in the amounts of $5,000,000 and $3,000,000, respectively. The Company is the beneficiary of these policies. The Company also maintains key man life insurance policies in the amount of $1,000,000 each on the lives of Steven Bell and Marvin Frieman, former Director. The Company is the beneficiary of these policies and has adopted a plan to pay fifty percent of all life insurance proceeds to the spouse or surviving children of each such individual.

The Company also has a three year employment agreement, from January 2005 to December 2007, with James L. Mandel, Chief Executive Officer, the terms of which involve an annual base salary of $250,000 and a stock option of 600,000 shares at $1.47 per share, vested over a three year period. Mr. Mandel’s job responsibilities involve developing company business plans, developing expansion and growth opportunities and directing other executive officers.

The Company also has a two year employment agreement, beginning April 1, 2005 and ending March 31, 2007, with David Ekman, Chief Information Officer, the terms of which include an annual base salary of $150,000 and a stock option of 200,000 shares at $1.35 per share, vested over a three year period.

Preferred Stock

Cumulative Convertible Preferred Stock

Dividends on Class A, Class B, Class C, Class D, Class E, Class F, Class G and Class H cumulative convertible preferred stock are cumulative and payable quarterly at 8%, 10%, 10%, 14%, 15%, 10%, 8%, and 6% per annum, respectively. Dividends on Class I Preferred Stock are paid at a variable rate tied to prime and are payable monthly. Cumulative convertible preferred stock can be converted into common shares at any time as follows: Class A and Class B - five shares, Class C - two shares, Class D - two and one-half shares, Class E - eight shares, Class F- five shares, Class G- six and one quarter shares, and Class H is convertible at $1.00 per share. Class I is convertible at $1.50 per share. The intrinsic value of any beneficial conversion option is recorded as preferred stock dividends at the time of preferred stock issuance. Dividends on Class B preferred are cumulative and payable monthly at 10% per annum. The dividends are based on $10.00 per share for Class A, B, C, D, E, F and G cumulative preferred stock. Dividends for Class H cumulative preferred stock are based on 6% of the stated liquidation preference amount per share per annum. Dividends for Class I cumulative preferred stock are based on $100 per share. The Class B preferred was offered to certain note payable holders at a conversion of $10 per Class B preferred share. All preferred stock is non-voting. Warrants to purchase shares of the Company's common stock were given with the issuance of Class A, Class B, Class D, Class E, Class G and Class H preferred stock and were valued at fair value using the Black Scholes pricing model. The Company may, but is not obligated to, redeem the preferred stock at $10.50 per share for Class A and Class B and $10.00 per share for Class C, Class D, Class E, Class F, and Class G whenever the Company's common stock price exceeds certain defined criteria as defined in the preferred stock agreements. The Class H shares can be redeemed for $100,000 per share. The Class I shares can be redeemed for $100 per share. Upon the Company's call for redemption, the holders of the preferred stock called for redemption have the option to convert each preferred share into shares of the Company's common stock. Holders of preferred stock cannot require the Company to redeem their shares with the exception of the 50,000 shares of Class F converted into mandatory redeemable preferred stock (see below). The liquidation preference is the same as the redemption price for each class of preferred stock.

Series I Convertible Preferred Stock

On February 3, 2005, Multiband Corporation completed a $10 million private placement of the Company’s Series I Convertible Preferred Stock. The offering was made by Mercator Advisor Group, LLC of Los Angeles, California, through its designated funds, Monarch Pointe Fund, Ltd, Mercator Momentum Fund, LP., Mercator Momentum Fund III, LP., and certain investors. Under the terms of the preferred stock offering, the Company issued 100,000 shares of its Series I Convertible Preferred Stock in the aggregate offering amount of $10 million. The shares of Series I Convertible Preferred Stock contain a monthly dividend that is payable at prime plus 10% through August 31, 2005, at prime rate from September 1, 2005 through August 31, 2006, and at prime rate plus 1% thereafter, (17.25% at December 31, 2005). The preferred shares are convertible into 7,142,858 shares of common stock at the fixed rate of $1.50 per share. In addition, the investors received three-year warrants to purchase shares of Common Stock at exercise prices of $1.57 and $1.73 per share. The Company was also required to file a registration statement providing for the resale of shares issuable upon the conversion of the Series I Convertible Preferred Stock and upon exercise of the warrants which was declared effective in September 2005.

Mandatory Redeemable Preferred Stock

In 2004, the Company issued 50,000 shares of mandatory redeemable preferred stock valued at $500,000 pursuant to the purchase of Rainbow and a put option given to the Rainbow sellers. During 2005, the Rainbow sellers exercised $166,666 value of the put option equal to 16,666 shares of preferred stock. The mandatory redeemable preferred stock had an outstanding balance of $333,334 and $500,000 as of December 31, 2005 and 2004, respectively. In January 2006, an additional $53,334 value of preferred stock was redeemed equal to 5,334 shares of preferred stock.

Related Party Transactions

The Company had revenues from companies that are associated with a director, who was elected to the board of directors during 2003, of approximately $0, $0, $1,124,000 for the years ended December 31, 2005, 2004, and 2003, respectively. In addition, the Company had accounts receivable outstanding from these companies of approximately $0, $140,000, $142,000, and at December 31, 2005, 2004, and 2003, respectively. The aforementioned director resigned from the Company’s board in October 2005 and thus is no longer a related party as of December 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, certain officers of the Company and ten percent shareholders file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) as to the Company’s securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during fiscal year 2004, all Section 16(a) filing requirements applicable to the Company’s officers, directors and ten percent shareholders were complied with.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 about the Company's equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,059,932	$1.13	2,040,068
Equity compensation plans not approved by security holders (*)	2,455,138	$1.92	0
TOTAL	5,515,070	$1.48	2,040,068

* The Company’s Board has the authority to grant options and warrants to purchase shares of the Company’s common stock outside of any equity compensation plans approved by security holders.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee had selected Virchow, Krause & Company, LLP, to audit the consolidated financial statements of the Company for the last fiscal year ended December 31, 2005. Virchow, Krause & Company, LLP has audited the Company’s consolidated financial statements annually since 2001. Although it is not required to do so, the Board wishes to submit the selection of Virchow, Krause & Company, LLP to the shareholders for ratification. In the event that a majority of the votes cast are against the ratification, the Audit Committee will reconsider its selection.

Fees Billed to the Company by Virchow, Krause & Company, LLP during Fiscal 2005

The following table details the fees paid to Virchow Krause for the years ended December 31, 2005 and 2004.

	2005		2004
Audit Fees	$154,180		$128,479
Audit-Related Fees	36,985	(1)	38,950	(1)
Tax Fees	13,990		15,540
Total	$205,155		$182,969

(1) Fees related to review of Form S-1 filings, audits of acquisition and pro-forma required by Form 8-K rules, and responding to SEC comment letter

The Company’s Audit committee consists of Frank Bennett, Jonathan Dodge and Donald Miller. All three are considered audit committee financial experts independent from managers. The Company’s current audit committee charter has been filed as exhibit to the annual report of the Company on Form 10-K that was filed for the fiscal year ended on December 31, 2004. The audit committee is responsible for engaging the audit firm and fees related to their services.

The policy of the Company’s audit committee is to review and pre-approve both audit and non-audit services to be provided by the independent auditors (other than with de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with such approval reported to the committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by section 13(a) of the Securities Exchange Act of 1934. Approximately 95 % of the fees paid to Virchow, Krause & Company, LLP were pre-approved by the audit committee.

No services in connection with appraisal or valuations services, fairness opinions or contribution-in-kind reports were rendered by Virchow, Krause & Company, LLP . Furthermore, no work of Virchow, Krause & Company, LLP with respect to its services rendered to the Company was performed by anyone other than Virchow, Krause & Company, LLP .

It is expected that a representative of Virchow, Krause & Company, LLP will be present at this meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

OTHER MATTERS

The management of the Company is unaware of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

Shareholders Proposals

Proposals of shareholders of the Company intended to be presented by such shareholders at the Company’s 2006 Annual Meeting of Shareholders must be received by the Company no later than December 30, 2005, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Also, if a shareholder proposal intended to be presented at the 2007 Annual Meeting but not included in the Company’s proxy statement and proxy is received by the Company after March 15, 2007, then management named in the Company’s proxy form for the 2007 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

Date: June 1, 2006 Steve Bell Secretary	By Order of the Board of Directors

MULTIBAND CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 20, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on this form as directed by the shareholder, but if no direction is made in the space provided, it will be voted FOR the election of all nominees to the Board of Directors, and FOR the ratification of all proposals submitted herewith to Multiband shareholders.

The undersigned, a shareholder of Multiband Corporation (the “Company”) hereby appoints James Mandel and Steven Bell, and each of them individually, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares the undersigned is then entitled to vote, at the Annual Meeting of the Shareholders of Multiband Corporation to be held at the Radisson Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on June 20, 2006 at 3:00 p.m., and any adjournments or postponements thereof upon matters set forth below, with all the powers which the undersigned would possess if personally present.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Multiband Corporation, c/o Steven Bell, 9449 Science Center Drive, New Hope, Minnesota 55428.

1.	Election of Directors: ’ For all nominees listed below (except as marked to the contrary below)

01	Steven Bell	02	Frank Bennett	03	Jonathan Dodge
04	Eugene Harris	05	James Mandel	06	Donald Miller

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED.) __________________________________________

2.	To ratify the election of Virchow, Krause & Company, LLP as independent auditors of the Company for Fiscal Year 2005.	For	Against	Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL PROPOSALS CONTAINED IN THIS PROXY.

Address Change? Mark Box Indicate changes below:	☐	The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledge receipt of the Notice and Proxy Statement relating to the Annual Meeting.

Dated: ___________________________, 2006

Signature(s) in Box
(SHAREHOLDERS MUST SIGN EXACTLY AS THE NAME APPEARS AT LEFT, WHEN SIGNED AS A CORPORATE OFFICER, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., PLEASE GIVE FULL TITLE AS SUCH. BOTH JOINT TENNANTS MUST SIGN.)